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                                                                      EXHIBIT 12


                      NORAM ENERGY CORP. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

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
                                      NINE MONTHS ENDED             YEAR ENDED DECEMBER 31,
                                        SEPTEMBER 30,
                                    -------------------  -------------------------------------------------------
                                        1997     1996      1996         1995        1994       1993       1992
                                    ----------  -------   -------     ---------   --------   --------   --------
Income from continuing operations
 as set forth in Consolidated
 Statement of Income                  $ 39,229  $ 55,349 $ 95,138      $ 65,529   $ 51,291   $ 39,935   $  6,227
Add back:
 Provision for income taxes             30,612    38,339   66,352        55,379     34,372     46,481     12,516
Less:
 Non-utility interest capitalized            0         0        0             0          0          0          0
                                    ----------  --------  -------     ---------   --------   --------   --------
                                        69,841    93,688  161,490       120,908     85,663     86,416     18,743
                                    ----------  --------  -------     ---------   --------   --------   --------
Fixed charges (from continuing
 operations)
 Interest                               95,350   100,023  130,592       155,584    167,384    169,857    182,453
 Amortization of debt discount and
   expense                               2,344     2,675    3,582         3,483      3,312      3,421      4,450
 Portion of rents considered to
   represent an interest factor          7,562     7,562   10,083        16,215     11,292     10,402      7,704
                                    ----------  --------  -------     ---------   --------   --------   --------
 Total fixed charges                   105,256   110,260  144,257       175,282    181,988    183,680    194,607
                                    ----------  --------  -------     ---------   --------   --------   --------
Earnings                              $175,097  $203,948 $305,747      $296,190   $267,651   $270,096   $213,350
                                    ==========  ========  =======     =========   ========   ========   ========
Ratio of earnings to fixed charges        1.66      1.85     2.12          1.69       1.47       1.47       1.10
                                    ==========  ========  =======     =========   ========   ========   ========
 Interest Expense Reconciliation:
  Interest expense above              $ 95,350  $100,023 $130,592      $155,584   $167,384   $169,857   $182,453
  Amort. of Debt Disc. & Exp.            2,344     2,675    3,582         3,483      3,312      3,421      4,450
  AFUDC                                   (563)   (1,015)  (1,617)       (1,108)    (1,331)      (871)    (1,675)
                                    ----------  --------  -------     ---------   --------   --------   --------
  Interest expense per financials     $ 97,131  $101,683 $132,557      $157,959   $169,365   $172,407   $185,228
                                    ==========  ========  =======     =========   ========   ========   ========
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